EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this registration statement of our report dated November 12, 2014, relating to the consolidated financial statements of PishPosh, Inc. as of December 31, 2013 and 2012 and for the years then ended and to the reference to our Firm under the caption “Experts” in the prospectus.

 /s/ Li and Company, PC

Li and Company, PC

January 14, 2015